ARCTURUS THERAPEUTICS HOLDINGS INC.

AMENDMENT NO. 1 TO

Controlled Equity OfferingSM Sales Agreement

August 7, 2023

CANTOR FITZGERALD & CO.

499 Park Avenue

New York, NY 10022

WELLS FARGO SECURITIES, LLC

30 Hudson Yards

New York, New York 10001

William Blair & Company, L.L.C.

150 N. Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

Reference is made to the Controlled Equity OfferingSM Sales Agreement, dated December 23, 2022 (the “Sales Agreement”), by and among Arcturus Therapeutics Holdings Inc., a Delaware corporation (the “Company”), Cantor Fitzgerald & Co. (“Cantor”) and Wells Fargo Securities, LLC (“Wells Fargo” and together with Cantor, the “Existing Agents”), pursuant to which the Company agreed, in its sole discretion, to issue and sell, from time to time, through the Existing Agents, up to $200,000,000 of shares of common stock, par value $0.001 per share, of the Company. All capitalized terms used in this Amendment No. 1 to the Sales Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. The Company and the Existing Agents hereby agree as follows:

A.                  Amendments to the Sales Agreement. The Sales Agreement is amended as follows:

1.        The definitions of the terms “Agent” and “Agents” in the first sentence of the Sales Agreement are hereby amended to read as follows: “Cantor Fitzgerald & Co., Wells Fargo Securities, LLC and William Blair & Company, L.L.C. (each an “Agent” and collectively, the “Agents”)”.

2.       Section 9(g) of the Sales Agreement is hereby amended and restated as follows:

(g)        Agents’ Counsel Legal Opinion. The Agents shall have received from Paul Hastings LLP, counsel for the Agents, such opinion or opinions, on or before the date on which the delivery of the Company Counsel legal opinion is required pursuant to Section 7(m), with respect to such matters as the Agents may reasonably require, and the Company shall have furnished to such counsel such documents as they may request to enable them to pass upon such matters.

3.       Section 13 of the Sales Agreement is hereby amended to include the following subsection following Wells Fargo’s relevant information in such section:

“And

William Blair & Company, L.L.C.

150 N. Riverside Plaza

Chicago, Illinois 60606

Attention: [●]

Email: [●]

And

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

MetLife Building

200 Park Avenue

New York, New York 10166

Attention: Siavosh Salimi

Email: seosalimi@paulhastings.com”

4.       Schedule 1 of the Sales Agreement is hereby amended to read as follows:

FORM OF PLACEMENT NOTICE

“From:	[ ]
[ ]
Arcturus Therapeutics Holdings Inc.
Cc:	[ ]
To:	[Cantor Fitzgerald & Co.] [Wells Fargo Securities, LLC] [William Blair & Company, L.L.C.]
Subject:	[Cantor Fitzgerald] [Wells Fargo Securities] [William Blair & Company, L.L.C.] —At the Market Offering—Placement

Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Controlled Equity OfferingSM Sales Agreement, dated December 23, 2022, as amended by Amendment No. 1 to the Controlled Equity OfferingSM Sales Agreement, dated August 7, 2023 (as amended, the “Agreement”), by and among Arcturus Therapeutics Holdings Inc., a Delaware corporation (the “Company”), Cantor Fitzgerald & Co., Wells Fargo Securities, LLC, and William Blair & Company, L.L.C., I hereby request on behalf of the Company that the Designated Agent (as defined in the Agreement) sell up to [● ] shares of common stock, $0.001 par value per share, of the Company (the “Shares”), at a minimum market price of $[●] per share[; provided that no more than [●] Shares shall be sold in any one Trading Day (as such term is defined in Section 3 of the Agreement)]. Sales should begin [on the date of this Placement Notice] and end on [DATE] [until all Shares that are the subject of this Placement Notice are sold].”

5.       Schedule 2 of the Sales Agreement is hereby amended to include the following subsections following Wells Fargo’s relevant information in such section:

“William Blair & Company, L.L.C.

[●]”

B. Obligations Binding upon William Blair & Company, L.L.C. William Blair & Company, L.L.C. hereby agrees to be bound by the terms of the Sales Agreement. William Blair & Company, L.L.C. shall be considered to be an Agent under the Sales Agreement to the same extent as if it were a party to the Sales Agreement on the date of the execution thereof.

C. Prospectus Supplement. The Company shall file a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act reflecting the terms of this Amendment within two business days of the date hereof.

D. No Other Amendments; References to Agreement. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect. All references to the Sales Agreement in the Sales Agreement or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Sales Agreement as amended by this Amendment.

E. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by one party to the other may be made by facsimile or email transmission

F. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

[signature page follows]

If the foregoing correctly sets forth the understanding among the Company and each of the Agents, please so indicate in the space provided below for that purpose, whereupon this Amendment No. 1 to Sales Agreement and your acceptance shall constitute a binding agreement among the Company and each of the Agents.

Very truly yours,

ARCTURUS THERAPEUTICS HOLDINGS, INC.

By:	/s/ Joseph E. Payne
Name:	Joseph E. Payne
Title:	Chief Executive Officer

CANTOR FITZGERALD & CO.

By:	/s/ Sameer Vasudev
Name:	Sameer Vasudev
Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ David Bohn
Name:	David Bohn
Title:	Managing Director

WILLIAM BLAIR & COMPANY, L.L.C.

By:	/s/ Steve Maletzky
Name:	Steve Maletzky
Title:	Head of Capital Markets